ARTICLES OF AMENDMENT

           DREYFUS PREMIER NEW LEADERS FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“SECOND: The name of the Corporation (hereinafter called the ‘corporation’) is Strategic Funds, Inc.”

           SECOND: The charter of the Corporation is hereby amended further by redesignating the issued and unissued Class A, Class B, Class C, Class R and Class T shares of the Corporation as Class A, Class B, Class C, Class R and Class T shares of common stock of Dreyfus Premier New Leaders Fund.

          THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

           IN WITNESS WHEREOF, Dreyfus Premier New Leaders Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS PREMIER NEW LEADERS FUND, INC. By:_____________________ Jeff Prusnofsky Vice President

WITNESS:

_________________
John B. Hammalian
Assistant Secretary